            DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF
                   COUNTRYWIDE ASSET MANAGEMENT CORPORATION
                            (THE COMPANY'S MANAGER)



       NAME                     AGE                     OFFICE
       ----                     ---                     ------
Angelo R. Mozilo*                57   Chairman of the Board of Directors
David S. Loeb*                   72   Vice Chairman of the Board of Directors,
                                      Chief Executive Officer
Stanford L. Kurland              42   Director and President
Kevin W. Bartlett                38   Director
Ralph S. Mozilo                  54   Director
Michael W. Perry*                33   Director and Executive Vice President and
                                      Chief Operating Officer
Richard H. Wohl*                 37   Director and Senior Vice President,
                                      General Counsel and Secretary
Carmella L. Grahn*               32   Senior Vice President, Chief Accounting
                                      Officer
Kellie A. Johnson*               34   Senior Vice President, Production and
                                      Operations

* The above are also directors and/or officers of CWM. A description of their backgrounds is hereby incorporated by reference to CWM's definitive proxy statement, to be filed pursuant to Regulation 14A within 120 days after the end of the fiscal year.

Stanford L. Kurland joined CFC in 1979 and is Senior Managing Director and Chief Operating officer of CFC. He became a director CAMC in 1985.

Kevin W. Bartlett joined CFC in 1986 and is Managing Director, Secondary Marketing, for CCI and CFC. He became a director of CAMC in 1986.

Ralph S. Mozilo joined CFC in 1971 and is Executive Vice President of Underwriting and Compliance for CFC. He became a director of CAMC in 1993. Ralph Mozilo is Angelo Mozilo's brother.


                                  Exhibit 99.1